Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-115178 and No. 333-122569) of United America Indemnity, Ltd. of our report dated January 17, 2003, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of Penn-America Group, Inc. for the year ended December 31, 2002, which appears in the Current Report on Form 8-K/A of United America Indemnity, Ltd. dated April 7, 2005.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 6, 2005